77M

On December 31, 2007, Keeley Funds, Inc. (the “Company”) acquired substantially all of the assets of the Keeley Small Cap Value Fund, Inc. (the “Acquired Fund”), pursuant to the Agreement and Plan of Reorganization dated December 26, 2007.  As part of this reorganization, the Company acquired all assets and assumed all the liabilities of the Acquired Fund.  The Board of Directors of the Company approved the Agreement and Plan of Reorganization on August 14, 2007.

The Agreement and Plan of Reorganization is available on the SEC’s website under form N-8F which was filed on January 25, 2008 for the Acquired Fund.